Exhibit 5.2

[LETTERHEAD OF GLASER, WEIL, FINK, JACOBS, HOWARD & SHAPIRO, LLP]

January 29, 2010

Air Methods Corporation
7301 South Peoria
Englewood, Colorado 80112

Re:	Registration Statement on Form S-3 (File No. 333-163467)

Ladies and Gentlemen:

We have acted as special California counsel in connection with the registration by Air Methods Corporation, a Delaware corporation (“Air Methods”), and Mercy Air Service, Inc., a California corporation (the “Company”), Rocky Mountain Holdings, L.L.C., a Delaware limited liability company, LifeNet, Inc., a Missouri corporation, and FSS Airholdings, Inc., a Delaware corporation (the Company and all subsequently listed entities in this sentence, collectively, the “Guarantors”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to $200,000,000 in aggregate public offering price (in U.S. dollars) of (i) senior and/or subordinate debt securities of Air Methods (together, the “Debt Securities”), (ii) shares of Air Methods common stock, par value $0.06 per share (the “Common Stock”), (iii) shares of Air Methods preferred stock, par value $1.00 per share (the “Preferred Stock”), (iv) warrants to purchase any of the Debt Securities, Common Stock or Preferred Stock (the “Warrants”), (v) guarantees of Debt Securities by the Guarantors (the “Guarantees”), (vi) rights to purchase Common Stock, Preferred Stock, and/or Debt Securities (the “Rights”), (vii) depositary shares (the “Depositary Shares”), and (viii) units consisting of two or more classes or series of securities (the “Units”).  The Debt Securities, Common Stock, Preferred Stock, Warrants, Guarantees, Rights, Depositary Shares, and Units are referred to collectively herein as the “Securities.”

The Debt Securities will be issued from time to time either in whole or in part under one or more indentures (each, an “Indenture”), each of which will be between Air Methods and a trustee to be named in a supplement to the prospectus (the “Prospectus”) included in the Registration Statement, and, if applicable, one or more Guarantors as guarantors with respect to such Debt Securities. Any Guarantee of one or more series of Debt Securities will be issued pursuant to a supplement to the Indenture pursuant to which the corresponding Debt Securities are issued. The Warrants will be issued under one or more warrant agreements between Air Methods and a banking institution organized under the laws of the United States or one of the states thereof (each, a “Warrant Agreement”).  The Rights will be issued under one or more rights agreements between Air Methods and a bank or trust company as rights agent (each, a “Rights Agreement”).  The Depositary Shares will be issued under one or more deposit agreements between Air Methods and a bank or trust company as depositary (each, a “Depositary Agreement”).

In addition, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of Air Methods and the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We have assumed for purposes of this opinion (i) the corporate power, authority and legal right of the trustees under the Indentures, the banking institutions under the Warrant Agreements, the rights agents under the Rights Agreements, and the banks or trust companies under the Depositary Agreements to execute, deliver and perform their obligations under the Indenture, Warrant Agreement, Rights Agreement, or Depositary Agreement, as applicable, that the performance of such obligations by any such trustee, banking institution, rights agent, bank, or trust company will not violate its charter or by-laws, or applicable organizational documents, and that the trustee, banking institution, rights agent, bank, or trust company has the legal ability to exercise their purported powers in the State of Colorado, and (ii) that the Indentures, Warrant Agreements, Rights Agreements, and Depositary Agreements will have been duly authorized, executed and delivered by the trustee, banking institution, rights agent, bank, or trust company at the time of issuance of the Debt Securities, Warrants, Rights, or Depositary Shares, as applicable.

The opinions herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of California.  Except as expressly stated above, we express no opinion with respect to any other law or any other jurisdiction.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The issuance and sale by the Company of the Guarantees, as provided in the Registration Statement, have been duly and validly authorized by all necessary corporate action of the Company.

2.	When:

a.	the Registration Statement and any amendments thereto have become effective under the Act;

b.	the applicable Indenture and the applicable trustee have been qualified under the Trust Indenture Act of 1939 and such Indenture has been duly executed and delivered by the parties thereto;

c.
the definitive terms of any Debt Securities and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of Air Methods and the applicable Indentures so as not to violate any applicable law or agreement or instrument then binding on Air Methods;

d.	the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indentures;

e.	the Debt Securities have been issued and sold as contemplated in the Registration Statement, the Prospectus and in the applicable supplement to the Prospectus; and

f.
the issuance of Guarantees with respect to such Debt Securities and approval of the final terms thereof have been duly authorized by appropriate corporate action by the Company, and the Guarantees have been duly executed and delivered by the Company;

then, subject to the final terms being in compliance with then applicable law, the Company’s Guarantees will be duly and validly issued.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you, your counsel Davis Graham & Stubbs LLP and by persons entitled to rely thereon pursuant to the provisions of the federal securities laws.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to a reference to this firm under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GLASER, WEIL, FINK, JACOBS, HOWARD & SHAPIRO, LLP

GLASER, WEIL, FINK, JACOBS, HOWARD & SHAPIRO, LLP